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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Weeks Corporation and Weeks Reality, L.P. for the registration of $300,000,000 of preferred stock, common stock and common stock warrants of Weeks Corporation and $300,000,000 of debt securities of Weeks Realty, L.P. and to the incorporation by reference therein of our report dated September 27, 1996, with respect to the combined financial statements of NWI Warehouse Group as of December 31, 1995 and 1994 and for each of the years then ended included in the Form 8-K/A of Weeks Corporation dated November 1, 1996, filed with the Securities and Exchange Commission.


                                            Ernst & Young LLP

Atlanta, Georgia
August 1, 1997